Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Arlington Asset Investment Corp. of our report dated February 16, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Arlington Asset Investment Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

McLean, Virginia

December 30 2016